Exhibit 99.1

Cohu Reports Third Quarter Operating Results

POWAY, Calif., October 19, 2011 – Cohu, Inc. (NASDAQ:COHU) today reported fiscal 2011 third quarter net sales of $71.8 million and GAAP net income of $3.4 million or $0.14 per share. Net sales for the first nine months of 2011 were $242.4 million and GAAP net income was $15.0 million or $0.61 per share.

The Company also reported non-GAAP results, with third quarter 2011 net income of $5.1 million or $0.21 per share and net income of $20.6 million or $0.84 per share for the first nine months of 2011.

GAAP Results

	Q3 FY 2011	Q2 FY 2011	Q3 FY 2010
Net sales	$71.8 million	$80.9 million	$86.1 million
Net income	$3.4 million	$5.1 million	$7.6 million
Income per share	$0.14	$0.21	$0.32

	9 Months 2011	9 Months 2010
Net sales	$242.4 million	$225.8 million
Net income	$15.0 million	$15.2 million
Income per share	$0.61	$0.63

Non-GAAP Results

	Q3 FY 2011	Q2 FY 2011	Q3 FY 2010
Non-GAAP net income	$5.1 million	$6.8 million	$9.8 million
Non-GAAP income per share	$0.21	$0.28	$0.41

	9 Months 2011	9 Months 2010
Non-GAAP net income	$20.6 million	$21.5 million
Non-GAAP income per share	$0.84	$0.90

Sales of semiconductor equipment accounted for 83% of fiscal 2011 third quarter sales. Microwave communications equipment and video cameras and related equipment contributed 11% and 6%, respectively, for the same period.

Orders were $61.4 million for the third quarter of 2011 and $80.6 million for the second quarter of 2011. Orders for semiconductor equipment were $48.5 million in the third quarter of 2011 compared to $69.1 million in the second quarter of 2011. Total consolidated backlog was $74.5 million at September 24, 2011 compared to $84.9 million at June 25, 2011. Cohu expects fourth quarter 2011 sales to be approximately $65 million.

James A. Donahue, Chairman, President and Chief Executive Officer stated, “Cohu had a solid quarter in a softening market due to better than expected results in our semiconductor equipment business. Orders for our Pyramid, thermal pick-and-place handler, set a quarterly record and a major Asia-based test subcontractor selected our gravity handlers in an evaluation against a competitor’s installed systems.”

Donahue concluded, “According to our data, overall semiconductor test equipment utilization has fallen to the lowest level since late 2009. In view of current conditions in the semiconductor industry and global economic concerns our outlook is cautious for the near term.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on January 3, 2012 to shareholders of record on November 25, 2011. Cohu has paid consecutive quarterly cash dividends since 1977.

Use of Non-GAAP Financial Information:

Included within this press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Statements of Income prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude charges and the related income tax effect for share-based compensation, the amortization of acquired intangible assets and inventory step-up adjustments. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided in schedules accompanying this release and should be considered together with the Condensed Consolidated Statements of Income.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

Forward Looking Statements:

Certain matters discussed in this release, including statements concerning Cohu’s expectations of business conditions, orders, sales, revenues and operating results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, inventory, goodwill and other intangible asset write-downs; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; our reliance on third-party contract manufacturers; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

About Cohu:

Cohu is a supplier of test handling, burn-in, thermal subsystems and MEMS test solutions used by the global semiconductor industry, microwave communications and video equipment.

Cohu will be conducting their conference call on Wednesday, October 19, 2011 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106

COHU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended (1)		Nine Months Ended (1)
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
Net sales	$71,813	$86,066	$242,409	$225,765
Cost and expenses:
Cost of sales	48,458	55,989	163,692	148,261
Research and development	8,824	8,799	27,191	26,460
Selling, general and administrative	11,871	12,497	35,395	31,865

	69,153	77,285	226,278	206,586

Income from operations	2,660	8,781	16,131	19,179
Interest and other, net	114	127	340	439

Income before income taxes	2,774	8,908	16,471	19,618
Income tax provision (benefit)	(602)	1,297	1,471	4,402

Net income	$3,376	$7,611	$15,000	$15,216

Income per share:
Basic	$0.14	$0.32	$0.62	$0.64

Diluted	$0.14	$0.32	$0.61	$0.63

Weighted average shares used in computing income per share:
Basic	24,158	23,802	24,093	23,669

Diluted	24,478	24,111	24,481	24,022

(1)	The three- and nine-month periods ended September 24, 2011 and September 25, 2010 were each comprised of 13 weeks and 39 weeks, respectively.

COHU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) (Unaudited)

	September 24, 2011	December 25, 2010
Assets:
Current assets:
Cash and investments	$101,686	$98,175
Accounts receivable	50,037	66,801
Inventories	84,185	63,224
Deferred taxes and other	12,602	12,017

Total current assets	248,510	240,217
Property, plant & equipment, net	38,247	39,804
Goodwill	59,478	58,498
Intangible assets, net	23,789	26,523
Other assets	1,060	1,001

Total assets	$371,084	$366,043

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$5,751	$14,834
Other current liabilities	53,294	56,700

Total current liabilities	59,045	71,534
Deferred taxes and other noncurrent liabilities	19,413	19,784
Stockholders’ equity	292,626	274,725

Total liabilities & stockholders’ equity	$371,084	$366,043

COHU, INC.

Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	September 24, 2011	June 25, 2011	September 25, 2010
Income from operations - GAAP basis (a)	$2,660	$5,829	$8,781
Non-GAAP adjustments:
Share-based compensation included in (b):
Cost of goods sold	101	90	84
Research and development	262	266	321
Selling, general and administrative	560	582	557

	923	938	962
Amortization of intangible assets included in (c):
Cost of goods sold	919	930	1,259
Research and development	—	—	—
Selling, general and administrative	170	171	200

	1,089	1,101	1,459

Income from operations - non-GAAP basis (d)	$4,672	$7,868	$11,202

Net income - GAAP basis	$3,376	$5,050	$7,611
Non-GAAP adjustments (as scheduled above)	2,012	2,039	2,421
Tax effect of non-GAAP adjustments (e)	(317)	(321)	(261)

Net income - non-GAAP basis	$5,071	$6,768	$9,771

GAAP net income per share - diluted	$0.14	$0.21	$0.32
Non-GAAP net income per share - diluted (f)	$0.21	$0.28	$0.41

Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	3.7%, 7.2% and 10.2% of net sales, respectively.
(b)	To eliminate compensation expense for employee stock options, restricted stock units and our employee stock purchase plan.
(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco for the three months ended September 24, 2011 and June 25, 2011 and the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco, the fiscal 2007 acquisition of Tandberg Television AVS GmbH and the fiscal 2006 acquisition of Unigen for the three months ended September 25, 2010.
(d)	6.5%, 9.7% and 13.0% of net sales, respectively.
(e)	To adjust the provision for income taxes related to the adjustments described in notes (b) and (c) above based on applicable tax rates.
(f)	Computed using number of GAAP diluted shares outstanding for each period presented.

COHU, INC.

Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)

(in thousands, except per share amounts)

	Nine Months Ended
	September 24, 2011	September 25, 2010
Income from operations - GAAP basis (a)	$16,131	$19,179
Non-GAAP adjustments:
Share-based compensation included in (b):
Cost of goods sold	283	233
Research and development	864	787
Selling, general and administrative	1,762	1,523

	2,909	2,543

Amortization of intangible assets included in (c):
Cost of goods sold	3,071	3,904
Research and development	—	—
Selling, general and administrative	537	620

	3,608	4,524

Inventory step-up included in cost of goods sold (d)	—	180

Income from operations - non-GAAP basis (e)	$22,648	$26,426

Net income - GAAP basis	$15,000	$15,216
Non-GAAP adjustments (as scheduled above)	6,517	7,247
Tax effect of non-GAAP adjustments (f)	(918)	(919)

Net income - non-GAAP basis	$20,599	$21,544

GAAP net income per share - diluted	$0.61	$0.63
Non-GAAP net income per share - diluted (g)	$0.84	$0.90

Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. Management has excluded inventory step-up costs associated with our acquisition of Rasco, primarily because it is not reflective of our ongoing operating results, and is not used by management to assess the core profitability of our business operations. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	6.7% and 8.5% of net sales, respectively.
(b)	To eliminate compensation expense for employee stock options, restricted stock units and our employee stock purchase plan.
(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco, the fiscal 2007 acquisition of Tandberg Television AVS GmbH and the fiscal 2006 acquisition of Unigen.
(d)	To eliminate the inventory step-up associated with certain semiconductor test systems sold.
(e)	9.3% and 11.7% of net sales, respectively.
(f)	To adjust the provision for income taxes related to the adjustments described in notes (b), (c) and (d) above based on applicable tax rates.
(g)	Computed using number of GAAP diluted shares outstanding for each period presented.